EXHIBIT (10)(m)

      FIRST AMENDMENT TO RIGHTS AGREEMENT dated as of April 15, 1998, between PAUL HARRIS STORES, INC., an Indiana corporation (the "Company"), and AMERICAN STOCK TRANSFER & TRUST COMPANY, as Rights Agent (the "Rights Agent").

     WHEREAS, the Company and The First National Bank of Boston are parties to a Rights Agreement dated April 10, 1997 (the "Agreement");

     WHEREAS, on March 4, 1998, the Company appointed American Stock Transfer & Trust Company as the successor Rights Agent pursuant to Section 22 of the Agreement;

     WHEREAS, Section 26 of the Agreement permits the Company and the Rights Agent (if so instructed by the Company) to amend the Rights Agreement, including the definition of "Acquiring Person"; and

     WHEREAS, the Company has approved and authorized the execution of this Amendment and has instructed the Rights Agent to execute this Agreement.

     NOW, THEREFORE, the parties agree as follows:

     1. The definition of "Acquiring Person" contained in Section 1 of the Agreement is hereby amended as follows:

                "Acquiring Person" shall mean any Person who or which, alone or together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of more than 15% of the Common
            Shares then outstanding but shall not include (a) the Company, any subsidiary of the Company, any employee benefit or compensation plan of the Company or of any of its subsidiaries, or any Person holding Common Shares for or pursuant to the terms of any such employee benefit or compensation plan, (b) any such Person who has become and is such a Beneficial Owner solely as a result of a transaction or series of transaction approved prior to such transaction or series of transactions by the Board of Directors of the Company, (c) Neumeier Investment Counsel LLC and its
            Affiliates and Associates with respect to the Beneficial Ownership of not more than 18.5% of the outstanding Common Shares through June 15, 1998, or (d) any such Person who has become and is such a Beneficial Owner solely because (i) of a change in the aggregate number of Common Shares outstanding since the last date on which such Person acquired Beneficial Ownership of any Common Shares or (ii) it acquired such Beneficial Ownership in the good faith belief that such acquisition would not (x) cause such Beneficial Ownership to exceed 15% of the Common Shares then outstanding and such Person relied in good faith in computing the percentage of its Beneficial Ownership on publicly filed reports or documents of the Company which are inaccurate or out-of-date or
            (y) otherwise cause a Distribution Date or the adjustment provided for in Section 11(a) to occur. Notwithstanding clause (d)(ii) of the prior sentence, if any Person that is not an Acquiring Person due to such clause (d)(ii) does not reduce its percentage of Beneficial Ownership of Common Shares to 15% or less by the Close of Business on the fifth Business Day after notice from the Company (the date of notice being the first day) that such Person's Beneficial Ownership of Common Shares so exceeds 15%, such Person shall, at the end of such five Business Day period, become an Acquiring Person (and such clause (d)(ii) shall no longer apply to such Person). For purposes of this definition, the determination whether any Person acted in "good faith" shall be conclusively determined by the Board of Directors of the Company, acting by a vote of those directors of the Company whose approval would be required to redeem the Rights under Section 24."

     2. Except as expressly amended herein, the Agreement shall remain in full force and effect.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

                                          PAUL HARRIS STORES, INC.


                                         By: /s/ Charlotte G. Fischer
                                             -----------------------------
                                             Charlotte G. Fischer, Chairman
                                             of the Board, President, and
                                             Chief Executive Officer


                                         AMERICAN STOCK TRANSFER & TRUST
                                         COMPANY, as Rights Agent


                                        By: /s/ Herbert J. Lemmer
                                            -------------------------------
                                        Name:  Herbert J. Lemmer
                                        Title:     Vice President